Exhibit 99


                                February 11, 1998


FOR IMMEDIATE RELEASE


                       PROTECTIVE ANNOUNCES 4Q97 EARNINGS


Protective Life Corporation (NYSE:PL) announced fourth quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was $.94 per share in the 1997 fourth quarter, a 21% increase over the $.78 per share last year in the fourth quarter. Consolidated net income for the fourth quarter of 1997 was $29.2 million or $.94 per share, compared to $24.6 million or $.79 per share for the 1996 fourth quarter.

The Company's 1997 operating income was a record $3.58 per share, a 23% increase over the $2.90 per share reported for 1996. Consolidated net income in 1997 was $112.0 million or $3.59 per share, compared to $89.0 million or $2.94 per share last year.

Drayton Nabers, Jr., Protective's Chairman and CEO said: "1997 was an excellent year for Protective. We enjoyed solid earnings growth and strong sales momentum in most of our core business units. We are especially pleased with the results of our efforts to generate more earnings growth from internal sources. Our outlook for 1998 is also positive. We are well positioned for growth".

At December 31, 1997, the Company's assets were $10.5 billion. Stockholders' equity per share was $22.60 (excluding $2.00 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for 1997 was 17.1%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)

New accounting rules require US companies to report basic and diluted earnings per share. All references to earnings per share in the preceding paragraphs are basic earnings per share. On a diluted basis, the Company's net income was $.93 per share in the fourth quarter of 1997, compared to $.79 per share last year, and $3.56 per share for all of 1997, compared to $2.92 per share for all of 1996.

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States and Hong Kong.



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This release includes "forward-looking statements" which express expectations of future events and/or results. Actual events and results may differ materially from projections. Please refer to Exhibit 99 of the Company's most recent Form10-Q or the Management's Discussion and Analysis section of the Company's most recent Annual Report to Stockholders for more information about factors which could affect future results.

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